Exhibit 99.2

Itiquira Acquisition Corp. Announces Closing of $230 Million Initial Public Offering

New York, NY – February 8, 2021 -- Itiquira Acquisition Corp. (the "Company") announced today the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, including 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units are listed on the Nasdaq Capital Market ("Nasdaq") and began trading under the ticker symbol "ITQRU" on February 4, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols "ITQ" and "ITQRW," respectively.

The Company is a blank check company whose business purpose is to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on a target located in Brazil in sectors with strong growth potential, with high correlation to Brazil growth, resilient business models, in non-cyclical industries, with favorable secular trends, including those that have been historically underserviced by the government. These include, but are not limited to, technology, healthcare, pharma, education and consumer services.

Citigroup Global Markets Inc. and UBS Securities LLC acted as joint bookrunning managers for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on February 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146; and UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, or by telephone at (888) 827-7275 or email at ol-prospectusrequest@ubs.com.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Itiquira Acquisition Corp.

Gabriela Yu, Investor Relations

(646) 350-0341

gyu@itiquiracorp.com